EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-223780) and on Form S-3 (Registration No. 333-227596) of Chicken Soup for the Soul Entertainment, Inc. of our report dated March 28, 2019, relating to the financial statements of Chicken Soup for the Soul Entertainment, Inc. as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018, and appearing in the Registration Statements and to the reference to us under the heading “Experts” in the Registration Statements.

/s/ Rosenfield and Company, PLLC

Orlando, Florida

March 28, 2019